UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: January 26, 2014
(Date of earliest event reported)

DIGIRAD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50789	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1048 Industrial Court
Suwanee, GA 30024
(Address of principal executive offices, including zip code)
(858) 726-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2014 the Board of Directors (the “Board”), of Digirad Corporation, (the “Company”), approved and adopted the Company's 2014 Executive Incentive Bonus Plan (the “2014 Executive Incentive Plan”), after such matters were approved and recommended by the Board's Compensation Committee (the “Compensation Committee”).

Base Salary

As part of the adoption of the 2014 Executive Incentive Plan, the Compensation Committee determined to not increase the salaries of any of the Company's executive officers from their previously reported levels.

Cash Bonus

Cash bonus payouts for our named executive officers pursuant to the 2014 Executive Incentive Plan will be based on a percentage of base salary and payable based on the achievement of certain performance targets, as described in further detail below:

	Cash Target Bonus	Target % of Salary

Matthew G. Molchan	$240,000	80%
Jeffry R. Keyes	$117,500	50%
Virgil J. Lott	$117,500	50%

For each of Messrs. Molchan, Keyes and Lott, the amount of total cash bonus payable under the 2014 Executive Incentive Plan will be based: (i) 75% on achievement of a 2014 consolidated Earnings before Interest, Taxes, Depreciation and Amortization measure (“EBITDA”), and (ii) 25% on the achievement of personal management objectives, as determined by the Compensation Committee, which include certain targets related to the Company's strategic objectives. In order to be eligible for a minimum of 50% of the target bonus payout under the Executive Incentive Plan, executives must achieve the minimum threshold of 95% for each of: (i) a consolidated revenue objective and (ii) a consolidated EBITDA objective, in addition to a minimum threshold of 90% of a consolidated free cash flow objective. Each Executive may earn up to 150% of their target bonus based on achievement of a consolidated EBITDA measure, with EBITDA and associated cash bonus paid on a linear basis between 95% of consolidated EBITDA and 122% of consolidated EBITDA.

For each of Messrs. Molchan, Keyes and Lott, the minimum free cash flow target may not be achieved as a result of under-spending the budgeted capital expenditures, but can be missed as a result of overspending budgeted capital expenditures. The actual bonuses payable (if any) for the achievement of such objectives will be determined by the Compensation Committee, and will be payable upon the completion of the financial audit of the consolidated financial statements, but in any event not later than March 15, 2015, subject to each such named executive officer's employment through the date of payment.

The target bonus percentage for Mr. Molchan represents no change from its previous level. The target bonus for Messrs. Keyes and Lott represents a 10% target increase based on Messrs. Keyes and Lott’s increased responsibilities and achievements during fiscal year 2013.

Equity Grants

In connection with the adoption of the 2014 Executive Incentive Plan, the Compensation Committee decided that, as part of a long-term retention mechanism and to incentivize the named executives to increase the Company’s shareholder value, the following stock option grants would be awarded. For each stock option grant, 33 1/3% of said stock options subject to grant will vest 12 months after the grant date, with the remaining stock options vesting in equal quarterly installments over the remaining 24 month term.

Stock Option Grant (units)

Matthew G. Molchan	110,000
Jeffry R. Keyes	40,000
Virgil J. Lott	40,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

By:	/s/ Jeffry R. Keyes
Jeffry R. Keyes Chief Financial Officer

Date:    January 30, 2014